EXHIBIT 10.1.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of 12/8/06, is entered into by and between Ciprico Inc., a Delaware corporation (the “Company”) and Steven Merrifield, a Texas resident (“Executive”).

WHEREAS, the Company desires to employ Executive upon and subject to the terms and conditions set forth in this agreement (“Agreement”), and Executive desires to render services for the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.                                      Employment.  The Company hereby employs Executive as Chief Executive Officer and President and other such positions of divisions or subsidiaries as assigned by the Board of Directors, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.                                      Term of Employment.  The term of Executive’s employment hereunder shall commence on the effective date hereof and shall continue for a term of two (2) years (“Initial Term”) expiring 12/7/08.  Within ninety (90) days of each anniversary of this Agreement, the Board of Directors, or committee thereof, shall review Executive’s goals and objectives and notify Executive in writing whether the Agreement will be extended for an additional one year beyond the scheduled termination date, or terminate as scheduled.  Failure to provide such written notice of extension within the time frame noted will result in automatic extension of one year beyond the scheduled termination date. If Executive chooses not to extend the Agreement, Executive must notify the Company in writing within thirty (30) days of Executive’s receipt of the extension.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated as provided in Section 8 below.  The Initial Term and additional terms are collectively referred to as “Term of Employment”).

3.                                      Position and Duties.

3.01                           Service with Company.  During his Term of Employment, Executive agrees to perform such reasonable employment duties, consistent with the terms of this Agreement and the offices held by Executive as provided in section 1 above, as the Board of Directors of the Company shall assign to him from time to time.  Such duties and employment responsibilities is set forth in Exhibit A and shall be performed in accordance with the Company’s rules, regulations and instructions now in force or which may be adopted by the Company in the future.

3.02                           Performance of Duties.  During his Term of Employment, the Executive agrees to serve the Company to the best of his ability.  The Executive shall have active involvement and be fully committed to the business and affairs of the Company.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.  During his Term of Employment, Executive shall not render or perform services for any other corporation, firm, entity or person that is in competition with the business of the Company.

3.03                           Noncompetition.  In consideration of the payments to be made to the Executive under this Agreement as provided in Sections 4.05 and 8.02 which the Executive acknowledges constitute new and valuable consideration, the Executive hereby covenants and agrees that during the Term of Employment or any successor employment relationship between Executive and the Company, and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, control, act as an advisor or consultant to, or participate in, the ownership, management, operation, or control of any business involving the digital media storage device and related services in any geographic market served by the Company during the Restricted Period; provided, however, that the foregoing shall not prevent the Executive from owning not more than two percent (2%) interest in any entity engaged in such a competing business whose securities are traded on any securities exchange or in the over-the-counter markets.

3.04                           Nonsolicitation.  In consideration of the payments to be made to the Executive under this Agreement as provided in Sections 4.05 and 8.02 which the Executive acknowledges constitute new and valuable consideration, the Executive hereby covenants and agrees that during the Term of Employment or any successor employment relationship between Executive and the Company, and for a period of twelve (12) months following the termination of the employment relationship between Executive and the Company, Executive agrees that he will not solicit , either directly or indirectly, as an individual or through a partnership, corporation, or other entity, any employee of the Company or consultant under contract with the Company for employment or any other arrangement for compensation to perform services.

4.                                      Compensation.

4.01                           Base Salary  As base compensation for all services to be rendered by the Executive under this Agreement during the Term of Employment, the Company shall pay to Executive a minimum monthly base salary of $20,000 per month through September 30, 2007 and not less than $20,833.33 per month for the remainder of the Initial Term, which salary shall be paid in accordance with the Company’s normal payroll procedures and policies and be reviewed annually by the Board of Directors.  Such base compensation shall be reviewed by the Human Capital Committee of the Board of Directors annually to ensure it is in compliance with the Company policy and in line with the current market.

4.02                           Stock Option Grant.  The Executive will be granted an award of 200,000 shares of Ciprico stock under the qualified and non qualified Incentive Stock Option Plan, subject to approval by the Board of Directors who shall set the grant date.

4.03                           Restricted Stock Grant.  The Executive will be granted a restricted stock award pursuant to the Company’s Qualified Restricted Stock Plan of 25,000 shares in January of 2007 vesting over three years and 25000 shares in  January of 2008  vesting over two years, subject to approval by the Board of Directors who shall set the grant date and restrictions. Once granted these shares will vest in the event of a change in control.

4.04                           Benefits.  Executive shall be eligible to participate in such company-sponsored benefits as are provided to executive employees of the Company, subject to the terms and conditions of the applicable policies and/or plans.

4.05                           Expenses.  The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification.  Executive shall be entitled to reimbursement for educational expenses approved by the Board of Directors or committee thereof.

4.06                           Development.  Executive will receive an annual written performance review from the Board of Directors, or committee thereof, within 90 days of the anniversary of this Agreement and the Company will pay for any developmental, learning or training experiences recommended by the Board of Directors or committee thereof.

4.07                           Bonuses.  Executive shall be eligible to participate in the Company’s short-term and long-term management bonuses programs as defined by management and approved by the Board.

5.                                      Confidential Information.  Except as permitted or directed by the Company’s Board of Directors, during the Term of Employment or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the Term of Employment, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company.  Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term of Employment, Executive will refrain from any act or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.  It is hereby acknowledged that it is not the intention of the foregoing provisions to preclude the Executive from securing gainful employment with subsequent employers who are not competitors of the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect the Company’s confidential and proprietary information or knowledge.

6.                                      Ventures.  If, during the Term of Employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company.  Except as formally approved by the Company’s Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

7.                                      Patent, Copyrights and Related Matters.

7.01                           Disclosure and Assignment.  Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term of Employment, or within six (6) months thereafter, whether or not during regular working hours, relating to any phase of the business of the Company conducted at such time (hereinafter referred to as “Developments”).  Executive, to the extent that he has the legal right to do so, hereby assigns and agrees to assign to the Company and all of the Executive’s right, title and interest in and to any and all of such Developments.

7.02                           Future Developments.  As to any future Developments made by Executive and which are first conceived or reduced to practice during the Term of Employment, or within six (6) months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within sixty (60) days thereafter, shall claim ownership of such Development under the terms of this Agreement.  If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules of the American Arbitration Association.  The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company’s principal executive offices).  If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

7.03                           Limitation on Section 7.01 and 7.02.  The provisions of section 7.01 and 7.02 shall not apply to any Development meeting the following conditions:

(a)                                  such Development was developed entirely on Executive’s own time;

(b)                                 such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

(c)                                  such Development does not relate (i) directly to the business of the Company, or (ii) of the Company’s actual or demonstrably anticipated research or development.

7.04                           Executive Assistance.  Executive agrees to assist Company in obtaining patents or copyrights on any Developments assigned to the Company that Company, in its sole discretion, seeks to patent or copyright.  Executive also agrees to sign all documents and do all things deemed necessary by Company to obtain and/or maintain such patents or copyrights, to assign them to Company, and to protect them against infringement.  The obligations of this Section 7 are continuing and shall survive the termination of Executive’s employment with Company.

7.05                           Appointment of Agent.  Executive irrevocably appoints the Company to act as Executive’s agent and attorney in fact to perform all acts necessary to obtain/or maintain patents or copyrights to any Developments assigned by Executive to Company under this Agreement if (i) Executive refuses to perform those acts or (ii) is unavailable, within the meaning of the United States patent and copyright laws.  Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive and the termination of Executive’s employment with Company.

7.06                           Notice and Acknowledgment.  Executive acknowledges that this section of this Agreement does not apply to a Development for which there was no equipment, supplies, facilities or trade secret information of the Company used and which was developed entirely on Executive’s own time, and which does not relate directly to the business of the Company or the Company’s actual or demonstrably anticipated research or development.

8.                                      Termination.

8.01                           Grounds for Termination.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement will terminate prior to the end of the Term of Employment under the following circumstances:

.011                           Employee’s conviction of or plea of guilty or nolo contendere to a felony resulting from conduct occurring on or after the date of the Change of Control;

1.Employee’s willful and repeated failure to fulfill his employment duties with the Company; provided, however, that for purposes of this clause (ii), an act or failure to act by Employee shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Employee’s action or omission was in the best interests of the Company;

(i)                                     2. Employee’s incurable breach of any material element of any proprietary or confidential information agreement with the Company;

3.Employee’s conduct that is materially detrimental to Company’s business reputation or goodwill;

4.Any  dishonesty in dealing between Employee and Company or between Employee and Company’s vendors, advisors, other employees, or customers;

5.Employee’s active use of alcohol or controlled substances in a manner which materially impairs Employee’s ability to perform his duties;

6.Employee’s violation of any material portion of this Agreement; which violation is not cured within thirty (30) days after Employee’s receipt of written notice from Company specifying the violation.

7.Employee’s failure to substantially perform his material duties, which failure is not cured within thirty (30) days after Employee’s receipt of written notice from Company specifying the non-performance.

8.By mutual agreement of Executive and the Company;

9.Immediately upon the death of Executive;

10.Immediately upon the bankruptcy or insolvency of the Company;

11.Immediately, in the event of (i) Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any laws (other than minor traffic violations or similar offenses), or material breach of the policies or procedures of the Company

12.Upon Executive’s inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Board of Directors, and such inability continues for a period consistent with Company policy as may otherwise be required by applicable law.

Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement, which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

8.02                           Severance Payments.

(a)                                  The rights and obligations of the Company and Executive as to a termination following a Change of Control (as defined in a Change of Control Agreement) are governed by a Change of Control

Agreement between the Company and Executive.  In the event of any inconsistencies between this Agreement and the Change of Control Agreement, the Change of Control Agreement shall control.

(b)                                 If Executive’s employment is terminated by the Company other than pursuant to Section 8.01(d) or in connection with a Change of Control, the Company shall pay Executive as severance pay an amount equal to the compensation paid to Executive during the 12-month period immediately preceding his termination, payable at the Company’s option in either a lump sum or in installments in accordance with the Company’s standard payroll policies (beginning after the expiration of any applicable consideration and/or rescission periods), subject to required withholding and deductions.  For purposes of this section total compensation shall be defined as base salary, plus bonus paid (with a minimum equal to 50% of base compensation whether such bonus was actually paid or not) plus consulting pay. The minimum severance during the first year of employement will be the Executive’s Annual Base Salary plus an additional amount equal to no less than 50% of the executive’s Annual bonus opportunity ($360,000).   Any severance pay provided herein may, at Company’s discretion, be conditioned upon the execution of a full and final release by the Executive of all claims against the Company arising out of his employment and the termination thereof, the form of which will be provided by the Company.

8.03                           Surrender of Records and Property.  Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  Provided, however, that Executive shall be entitled to retain items of sentimental value, copies of which shall be provided to the Company at the request of the Company and at the Company’s expense.

9.                                      Miscellaneous.

9.01                           Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

9.02                           Prior Agreements.  This Agreement, together with the Change of Control Agreement and the offer letter, contain the entire Agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

9.03                           Withholding Taxes.  The Company shall withhold from all salary, bonus, severance pay or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.04                           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

9.05                           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement except by a statement in writing signed by the party by whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

9.06                           Severability.  To the extent any term or provision of this Agreement shall be invalid or unenforceable, the term or provision shall be considered deleted herefrom and the remaining term and provision of the Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

9.07                           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company’s successor or assigns.  This Agreement shall not be assignable, in whole or in part, by Executive without prior written consent of the Company.

9.08                           Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 3, 5, 6 and 7.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction, to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

9.09                           Survival.  The parties agree that sections 3, 5 and 7 shall survive termination of this Agreement and term of Executive’s employment for any reason.

9.10                           Blue Pencil Doctrine.  In the event that any provision of this Agreement is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

9.11                           Mandatory Arbitration.  In the event any dispute arises under this Agreement, or as to the breach hereof, the parties shall discuss the dispute in a good faith effort to arrive at a mutual settlement.  If notwithstanding, such dispute cannot be settled, except for sections 9.08 (which the parties specifically acknowledge and agree entitles the Company to, among other relief, injunction relief, relief in any court of competent jurisdiction if Executive breaches section 3, 5, 6 and 7), such dispute shall be submitted to binding arbitration conducted in Minneapolis, Minnesota, in accordance with the then-current Commercial Rules of the American Arbitration Association ) (“AAA”).  The costs and expenses of the arbitration shall be paid by the party against whom the arbitrators render a decision, if a decision is rendered against a party; otherwise the costs and expenses shall be shared equally by Executive and the Company.  The arbitrators shall have full power and authority to rule on any question of law in the same manner as any judge of any court of competent jurisdiction, and the decision of the arbitrators shall be final and conclusive upon the parties, and shall not be subject to any appeal or review if the arbitrators have followed the Commercial Rules of the AAA.  The arbitrators shall have full power to make any award (including the award of equitable remedies) that shall under the circumstances presented to them be deemed to be proper; provided that the arbitrators shall not have the power to award punitive damages or to limit, expand or otherwise modify the terms of this Agreement.  Judgment may be entered upon any award rendered by the arbitrators in accordance with applicable law in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

CIPRICO INC.

By:
Its

EXECUTIVE

Steven Merrifield